Exhibit (n)

Consent of Independent Registered Public Accounting Firm

The Board of Directors

ClearBridge Energy MLP Total Return Fund Inc.

We consent to use of our report dated January 24, 2013, with respect to the financial statements and financial highlights of ClearBridge Energy MLP Total Return Fund Inc., as of November 30, 2012, included herein, and to the references to our firm under the headings “Financial Highlights” in the Prospectus and “Independent Registered Public Accounting Firm” in the Statement of Additional Information.

/s/ KPMG LLP

New York, New York

September 9, 2013